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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                           (AMENDMENT NO.     1    )
                                         ----------

                            Aspect Development, Inc.
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                                (Name of Issuer)

                         Common Stock, par value $.001
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                         (Title of Class of Securities)

                                  045234 10 1
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                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)

                               Page 1 of 5 pages
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  CUSIP NO. 045234 10 1                   13G              PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Romesh Wadhwani

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            3,055,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,055,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,055,000

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      23%

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      TYPE OF REPORTING PERSON*
12
      Natural Person

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages
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  CUSIP NO. 045234 10 1                   13G              PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------

ITEM 1.

        (a) Name of Issuer: Aspect Development, Inc.

        (b) Address of Issuer's Principal Executive Offices:

                     1300 Charleston Road
                     Mountain View, CA 94043
ITEM 2.

        (a) Name of Person Filing:  Romesh Wadhwani

        (b) Address of Principal Business Officer or, if none, Residence:

                     1300 Charleston Road
                     Mountain View, CA 94043

        (c) Citizenship:  United States of America

        (d) Title of Class of Securities:  Common Stock, par value $.001

        (e) CUSIP Number: 045234 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

        (a) [_] Broker or Dealer registered under section 15 of the Act

        (b) [_] Bank as defined in section 3(a)(6) of the Act

        (c) [_] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [_] Investment Company registered under section 8 of the Investment Company Act

        (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940


        (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see (S) 240.13d-1(b)(1)(ii)(F)

        (g) [_] Parent Holding Company, in accordance with
                (S) 240.13d-1(b)(ii)(G) (Note:  See Item 7)

        (h) [_] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

                               Page 3 of 5 pages
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  CUSIP NO. 045234 10 1                   13G              PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------

ITEM 4.  OWNERSHIP

        (a) Amount Beneficially Owned:  3,055,000

        (b) Percent of Class: 23%

        (c) Number of shares as to which such person has:

            (i)    sole power to vote or to direct the vote:  3,055,000

            (ii)   shared power to vote or to direct the vote:

            (iii)  sole power to dispose or to direct the disposition of:
                   3,055,000

            (iv)   shared power to dispose or to direct the disposition of:



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


         Not applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


         Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


         Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


         Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP


         Not applicable


ITEM 10. CERTIFICATION


         Not applicable.

                               Page 4 of 5 pages
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  CUSIP NO. 045234 10 1                   13G              PAGE 5 OF 5 PAGES
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                                  SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 1998

                                          /s/ Romesh Wadhwani
                                    ------------------------------------------
                                              Romesh Wadhwani

                               Page 5 of 5 pages